UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 21, 2011

SUSPECT DETECTION SYSTEMS INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-141211	98-0511645
(Commission File Number)	(IRS Employer Identification No.)

150 West 56th Street, Suite 4005,  New York, NY 10019

 (Address of Principal Executive Offices, Zip Code)

(212) 977-4126

 (Registrant's Telephone Number, Including Area Code)

Not applicable

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5- Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain  Officers

On June 21, 2011, the Board of Directors of Suspect Detection Systems Inc. (the “Company”) approved an amended and restated agreement, and on June 29, 2011, the Board of Directors approved certain changes to such agreement (the “Amended Consulting Agreement”) with Yoav Krill, the Company’s current Chairman of the Board which amends and restates Mr. Krill’s prior agreement with the Company dated January 13, 2010, except as otherwise indicated in the Amended Consulting Agreement with respect to certain fees, stock grants and options granted under the prior agreement.

Under the Amended Consulting Agreement, Mr. Krill will serve as the Company’s Chairman of the Board. In consideration of the services to be performed under the Amended Consulting Agreement, Mr. Krill shall receive an annual director’s fee of $25,000 for the first twelve-month period. Thereafter, the parties shall agree in writing prior to November 30th of each calendar year as to the amount to be paid as director’s fees, which amount shall not be less than $25,000 and shall be increased, proportionately, with any increase in the Company’s paid-in capital, sales revenues or net profits. In addition, under the Amended Consulting Agreement, Mr. Krill was granted 2,400,000 shares of common stock of the Company.

Mr. Krill was also granted a ten-year option to purchase 10,500,000 shares of common stock of the Company, exercisable at $0.10 per share, under the Company’s 2009 Global Stock Incentive Compensation Plan, 4,666,660 shares of which vest simultaneously with the execution and delivery of the Amended Consulting Agreement, and the balance shall vest in equal monthly installments of 291,667 shares for 20 months commencing July 1, 2011. Except as described below, all unvested options shall become null and void upon the termination of the Amended Consulting Agreement.

The Amended Consulting Agreement shall continue in effect until either party provides the other with no less than 90 days prior written notice. The Company shall also have the right to terminate the Amended Consulting Agreement in the event of a material breach by Mr. Krill in the performance of his duties under the Amended Consulting Agreement which is not cured or curable in accordance with the terms of the Amended Consulting Agreement. Failure of the Company to maintain directors’ and officers’ liability insurance covering Mr. Krill shall be deemed a material breach of the Amended Consulting Agreement and shall automatically terminate the Amended Consulting Agreement but shall not affect Mr. Krill’s right to the shares or options discussed above.

On June 21, 2011, the Board of Directors of the Company approved an amended and restated employment agreement, and on June 29, 2011, the Board of Directors approved certain changes to such agreement (the “Amended Employment Agreement”) with Gil Boosidan, the Company’s current Chief Executive Officer .

Under the Amended Employment Agreement, Mr. Boosidan will serve as the Company’s Chief Executive Officer. In consideration of the services to be performed under the Amended Employment Agreement, Mr. Boosidan shall receive (i) an aggregate of $30,000 in cash in four equal quarterly installments commencing September 30, 2011, and (ii) 1,200,000 shares of common stock of the Company.

Mr. Boosidan was also granted a ten-year option to purchase 6,000,000 options of common stock of the Company, exercisable at $0.10 per share, under the Company’s 2009 Global Stock Incentive Compensation Plan, 2,666,680 shares of which vest simultaneously with the execution and delivery of the Amended Employment Agreement, and the balance shall vest in equal monthly installments of 166,667 shares for 20 months commencing July 1, 2011. Except as described below, all unvested options shall become null and void upon the termination of the Amended Employment Agreement.

The Amended Employment Agreement shall continue in effect until either party provides the other with no less than 90 days prior written notice. The Company shall also have the right to terminate the Amended Employment Agreement in the event of a material breach by Mr. Boosidan in the performance of his duties under the Amended Employment Agreement which is not cured or curable in accordance with the terms of the Amended Employment Agreement. Failure of the Company to maintain directors’ and officers’ liability insurance covering Mr. Boosidan shall be deemed a material breach of the Amended Employment Agreement and shall automatically terminate the Amended Employment Agreement but shall not affect Mr. Boosidan’s right to the options discussed above.  In the event of Mr. Boosidan’s death or substantial disability, payments to Mr. Boosidan under the Amended Employment Agreement shall cease.

The Amended Employment Agreement also contains non-competition and non-solicitation provisions for so long as Mr. Boosidan is employed by or affiliated with the Company.

The foregoing descriptions of the Amended Consulting Agreement and the Amended Employment Agreement do not purport to be complete and are qualified in their entirety by reference to the Amended Consulting Agreement and the Amended Employment Agreement which are annexed hereto as Exhibits 10.14 and 10.16, respectively.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.14	Amended and Restated Agreement, dated June 21, 2011 between Suspect Detection Systems, Inc. and Yoav Krill

Exhibit 10.15	Option Agreement, dated June 21, 2011 between Suspect Detection Systems, Inc. and Yoav Krill

Exhibit 10.16	Amended and Restated Employment Agreement, dated June 21, 2011 between Suspect Detection Systems, Inc. and Gil Boosidan

Exhibit 10.17	Option Agreement, dated June 21, 2011 between Suspect Detection Systems, Inc. and Gil Boosidan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUSPECT DETECTION SYSTEMS INC.

By:	/s/ Gil Boosidan
Name: Gil Boosidan
Title: Chief Executive Officer

Date:  June 30, 2011